                                                                    EXHIBIT 4.6


     This Preferred Security is a Global Certificate within the meaning of the Trust Agreement hereinafter referred to and is registered in the name of The Depository Trust Company, a New York Corporation ("DEPOSITORY TRUST COMPANY") or a nominee of DEPOSITORY TRUST COMPANY. This Preferred Security is exchangeable for Preferred Securities registered in the name of a person other than DEPOSITORY TRUST COMPANY or its nominee only in the limited circumstances described in the Trust Agreement (as defined below) and no transfer of this Preferred Security (other than a transfer of this Preferred Security as a whole by DEPOSITORY TRUST COMPANY to a nominee of DEPOSITORY TRUST COMPANY or by a nominee of the DEPOSITORY TRUST COMPANY to DEPOSITORY TRUST COMPANY or another nominee of DEPOSITORY TRUST COMPANY) may be registered except in limited circumstances.

     Unless this Preferred Security is presented by an authorized representative of DEPOSITORY TRUST COMPANY to IBC Capital Finance or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co., or such other name as is requested by an authorized representative of DEPOSITORY TRUST COMPANY (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of DEPOSITORY TRUST COMPANY, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


Certificate Number                               Number of Preferred Securities
     P-1                                                      690,000

                                                      CUSIP NO. 453-838-500


          Certificate Evidencing Cumulative Trust Preferred Securities
                                       of
                              IBC Capital Finance

                  9.25% Cumulative Trust Preferred Securities
                (liquidation amount $25 per Preferred Security)


     IBC CAPITAL FINANCE, a statutory business trust created under the laws of the State of Delaware (the "Trust"), hereby certifies that CEDE & CO. (the "Holder") is the registered owner of Six Hundred Ninety Thousand (690,000) preferred securities of the Trust representing undivided beneficial interests in the assets of the Trust and designated the 9.25% Cumulative Trust Preferred Securities (liquidation amount $25 per Preferred Security) (the "Preferred Securities"). The Preferred Securities are transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in Section 504 of the Trust Agreement (as defined below). The designations, rights, privileges, restrictions, preferences, and other terms and provisions of the Preferred Securities are set forth in, and this certificate and the Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust dated as of December 17, 1996, as the same may be amended from time to time (the

"Trust Agreement"), including the designation of the terms of Preferred Securities as set forth therein. The Holder is entitled to the benefits of the Preferred Securities Guarantee Agreement entered into by Independent Bank Corporation, a Michigan corporation, and State Street Bank & Trust Company, as guarantee trustee, dated as of December 17, 1996 (the "Guarantee"), to the extent provided therein. The Trust will furnish a copy of the Trust Agreement and the Guarantee to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

     Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

     IN WITNESS WHEREOF, one of the Administrative Trustees of the Trust has executed this certificate this 18th day of December, 1996.


                                        IBC CAPITAL FINANCE


                                        By  /s/ William R. Kohls
                                            -------------------------------
                                            Name:   William R. Kohls
                                            Title:  Administrative Trustee




                                      2